Exhibit 99.2

FPB BANCORP, INC. and FIRST PEOPLES BANK – UST #179

Personnel / Compensation / Nominating Committee Certification – 2010

The Personnel / Compensation / Nominating Committee of FPB Bancorp, Inc. certifies that:

(1)
It has reviewed with senior risk officers, the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of FPB Bancorp, Inc.

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to FPB Bancorp, Inc.

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of FPB Bancorp, Inc. to enhance the compensation of any employee.

/s/ Ann L Decker                               (Signature)                                                       Date: March 16, 2011
Ann L. Decker, Chairman of the
Personnel / Compensation / Nominating Committee of FPB Bancorp, Inc.